UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

  SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:            December 12, 2011

  CUMMINS INC.

 (Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street

 P. O. Box 3005

 Columbus, IN  47202-3005

 (Principal Executive Office)  (Zip Code)

Registrant's telephone number, including area code:  (812) 377-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2011, the Compensation Committee of the Board of Directors of Cummins Inc. (the “Company”) approved changes to the compensation arrangements of N. Thomas Linebarger in connection with his previously disclosed appointment to the position of the Company’s Chairman of the Board and Chief Executive Officer effective January 1, 2012.  The changes approved by the Compensation Committee, which will take effect on January 1, 2012, consisted of an increase in Mr. Linebarger’s base salary to an annual rate of $1,125,000 and an increase in his target annual bonus to 125% of base salary.

On December 12, 2011, as part of its ongoing review of the Company’s executive compensation arrangements, the Compensation Committee also amended the Company’s 2006 Executive Retention Plan (the “Retention Plan”) to reduce the severance payments that the Company would make to its named executive officers (other than the Chief Executive Officer) upon a termination of the named executive officer’s employment by the Company without cause, or by the named executive officer for good reason, following a change in control of the Company.  The severance payments were reduced from three (3) times the named executive officer’s annual base salary and target bonus to two (2) times his or her annual base salary and target bonus.  The severance multiple of the Chief Executive Officer remains three (3) times his annual base salary and target bonus.

In addition to reducing the severance multiples under the Retention Plan as described above, the Compensation Committee has taken the following actions with respect to the Company’s executive compensation arrangements:

•        Eliminated all tax gross-ups provided under the Company’s executive compensation arrangements for excise taxes imposed under Section 280G and Section 4999 of the Internal Revenue Code of 1986 on “excess parachute payments” (as defined in Section 280G).

•        Made all future equity awards subject to “double trigger” vesting, meaning that such unvested equity awards will not accelerate upon a change in control unless the award holder’s employment is also terminated by the Company without cause or by the award holder with good reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      CUMMINS INC.

Dated:  December 16, 2011                               By:                   /s/ Marsha L. Hunt

      Marsha L. Hunt

      Vice President - Corporate Controller